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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

JUNE 10, 2001
Date of Report (Date of earliest event reported)

NETSOL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

333-28861 (Commission File Number)	95-4627685 (IRS Employer Identification No.)

24025 PARK SORRENTO, SUITE 220, CALABASAS, CA 91302
(Address of principal executive offices)

Registrants telephone number, including area code: (818) 222-9195

Item 1.  Changes in Control of Registrant.

    On June 8, 2001, the NetSol Shareholders Group, LLC (the "Group") delivered to the Secretary of NetSol International, Inc. (the "Company") written consents, solicited pursuant to a Definitive Proxy Statement filed June 7, 2001, executed on behalf of stockholders of the Company holding more than majority of the voting power, which (a) amended the Bylaws of the Company to increase the maximum number of directors from nine (9) to fifteen (15) directors, and changed the number of authorized directors from eight (8) to fifteen (15) (the "Board Increase"), and (b) elected Jonathan Iseson, Gregory Martin, Peter Sollenne, Timothy Moynagh, Eddy Verresen, Shelly Singhal and Donald Danks as new Directors for the Company.

    On June 10, 2001, a special meeting of the Board of Directors ("Board") of NetSol International, Inc. (the "Company") was held. Naeem Ghauri, Cary Burch, Jonathan Iseson, Peter Sollenne, Gregory Martin, Timothy Moynagh, Eddy Verresen, Shelly Singhal, and Donald Danks were present. The Board voted to immediately remove from office the following officers: Najeeb Ghauri as Chief Executive Officer, Irfan Mustafa as Chairman of the Board, Salim Ghauri as President, Naeem Ghauri as Chief Operating Officer, Nasim Ashraf as Executive Vice President, Rick Poole as Secretary and Malea Farsai as General Counsel. The Board elected the following new officers: Cary Burch as Chairman of the Board and Chief Executive Officer, Peter Sollenne as President and Chief Operations Officer, Gregory Martin as Vice-President and Secretary, and Robert Morrow as General Counsel and Assistant Secretary.

    On June 11, 2001, the new management team took physical control of the Company's executive offices at 24025 Park Sorrento, Suite 220, Calabasas, California 91302, and began conducting and inventory and review of the books and records of the Company. Upon initial review, the financial and operational records do not appear to be kept as such records are typically maintained in the ordinary course of business. Management believes it may take some time to conduct a thorough and complete review.

Item 5.  Other Events.

    In reviewing the Company records, new management became aware on June 11, 2001, of a notice from the California Secretary of State dated April 20, 2001, stating that the Company is currently suspended by the California Secretary of State, and that revivor action has been denied due to nonavailability of corporate name. The matter has been referred to the Company's legal counsel for review and appropriate handling.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL INTERNATIONAL, INC. Registrant
Dated: June 11, 2001	By	/s/ CARY BURCH Cary Burch Chairman and Chief Executive Officer

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SIGNATURE